Pricing Supplement Dated October 11, 2001                  Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                    File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Lehman Brothers, Salomon Smith Barney,
                             JP Morgan Securities Inc., UBS Warburg,
                             Bank of America
Principal Amount:            $701,170,000.00
Agent's Discount
  or Commission:             $680,135.00
Net Proceeds to Company:     $700,489,865.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  10/16/01
Maturity Date:               10/16/03
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each January 16, April 16, July 16, and October 16.
                        The first interest reset date will be October 16, 2001.
                        The final reset date will be July 16, 2003.
Interest Payment Dates: Each January 16, April 16, July 16, and October 16.
                        commencing January 16, 2002 and ending October 16, 2003.
Index Maturity:         3 Months
Spread (+/-):           +1.45%

Day Count Convention:
      /X/ Actual/360 for the period from 10/16/01 to 10/16/03
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.